Exhibit 99.1

ALPHA PRO TECH, LTD. ANNOUNCES FINANCIAL RESULTS FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2018

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden IR
Donna Millar	Cameron Donahue
905-479-0654	651-653-1854
e-mail: ir@alphaprotech.com	e-mail: cameron@haydenir.com

●	Revenue for the fourth quarter of 2018 was $11.0 million, an increase of 10% compared to $9.9 million for the fourth quarter of 2017.

●	Revenue for the year ended December 31, 2018 increased 5.9% to $46.6 million, compared to $44.0 million for the year ended December 31, 2017.

●	Net income for the fourth quarter of 2018 was $618,000, or $0.05 per diluted share, compared to $176,000, or $0.01 per diluted share, for the fourth quarter of 2017.

●	Net income for the year ended December 31, 2018 was $3.6 million, or $0.26 per diluted share, compared to $2.6 million, or $0.18 per diluted share, for the year ended December 31, 2017, an increase of 37.7%.

Nogales, Arizona – March 5, 2019 – Alpha Pro Tech, Ltd. (NYSE American: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the fourth quarter and year ended December 31, 2018.

Lloyd Hoffman, President and Chief Executive Officer of Alpha Pro Tech, commented, “Increased sales in 2018 were driven by solid growth in our Building Supply and Disposable Protective Apparel segments, which grew by 6% and 10%, respectively. Building Supply sales were positively impacted by record revenue in both housewrap and other woven material products. Based on the success of our TECHNO SB® synthetic roof underlayment product in 2018, we will be expanding this line to include two new products, an economy and a premium version. These new products should provide significant growth opportunities commencing in 2019. Strong Disposable Protective Apparel segment sales in 2018 were driven by increased sales to our major international supply chain partner and to our national and regional distributors. We are optimistic about continued overall company revenue growth for 2019.”

Hoffman continued, “Demand for our products, coupled with our continued focus on controlling costs, contributed to our financial results for 2018, including 38% net income growth for the year. Our consistent generation of net income allows us to return value to our shareholders through our share repurchase program, which enabled us to increase earnings per share by 48% during 2018. Earnings per share of $0.26 in 2018 has only been exceeded one time in our history, in 2009, which resulted, in large part, from record sales in connection with the unusual global H1N1 Influenza A pandemic.”

Net sales

Consolidated sales for the fourth quarter of 2018 were $11.0 million, compared to $9.9 million for the fourth quarter of 2017, an increase of 10.3%. Building Supply segment sales for the three months ended December 31, 2018 increased by 8.8% to $5.8 million, compared to $5.3 million for the same period of 2017. Sales for the Disposable Protective Apparel segment for the three months ended December 31, 2018 increased 22.0% to $4.1 million, compared to $3.3 million for the same period of 2017. Infection Control segment sales for the three months ended December 31, 2018 declined by 14.2% to $1.1 million, compared to $1.3 million for the same period of 2017.

Consolidated sales for the year ended December 31, 2018 were $46.6 million, compared to $44.0 million for the year ended December 31, 2017, an increase of 5.9%. Revenue growth in 2018 was driven by increased sales in the Building Supply segment of $1.4 million and increased sales of $1.4 million in the Disposable Protective Apparel segment, partially offset by a decline in Infection Control segment sales of $0.2 million.

Building Supply segment sales in 2018 increased by $1.4 million, or 5.7%, to $26.0 million, compared to $24.6 million in 2017, primarily driven by an increase in sales of housewrap and other woven material, partially offset by a decrease in sales of synthetic roof underlayment. The sales mix of the Building Supply segment for the year ended December 31, 2018 was 44% for synthetic roof underlayment, 44% for housewrap and 12% for other woven material. This compared to a sales mix of 50% for synthetic roof underlayment, 41% for housewrap and 9% for other woven material for the year ended December 31, 2017.

Sales for the Disposable Protective Apparel segment for the year ended December 31, 2018 increased by $1.4 million, or 9.6%, to $15.6 million, compared to $14.3 million for the year ended December 31, 2017. The increase was primarily due to increased sales to our major international supply chain partner, our national distributors and to a lesser extent, regional distributors.

Infection Control segment sales for the year ended December 31, 2018 declined by $157,000, or 3.1%, to $5.0 million, compared to $5.1 million for the year ended December 31, 2017, driven by weak mask sales which were down 8.3%, or $293,000, to $3.3 million, primarily due to lower sales to private label distributors. Shield sales were up 8.6%, or $136,000, to $1.7 million, driven by higher sales to a national distributor.

Gross profit

Gross profit for the fourth quarter of 2018 decreased by 0.2% to $4.0 million, or 36.0% gross profit margin, compared to $4.0 million, or 39.8% gross profit margin, for the same period of 2017.

Gross profit for the year ended December 31, 2018 increased by $259,000, or 1.5%, to $17.7 million, compared to $17.5 million for the year ended December 31, 2017. The gross profit margin was 38.0% for the year ended December 31, 2018, compared to 39.6% for the year ended December 31, 2017. Gross profit margins were impacted by increased rebates, increased freight costs and a change in product mix in the Building Supply segment. Management expects 2019 gross profit margins to be similar to those in 2018.

Selling, general and administrative expenses

Selling, general and administrative expenses decreased by $398,000, or 10.8%, to $3.3 million for the fourth quarter of 2018, compared to $3.7 million for the same period of 2017. The decrease was primarily due to an accrual during the fourth quarter of 2017 of $619,000 related to the death benefit provided for by the employment agreement of Alexander Millar, our former President and Chairman who passed away in December 2017.

Selling, general and administrative expenses decreased by $643,000, or 4.6%, to $13.3 million for the year ended December 31, 2018, from $14.0 million for the year ended December 31, 2017. The decline in selling, general and administrative expenses for 2018 was also driven by the $619,000 death benefit accrual during 2017, as discussed above, which was not repeated in 2018.

Income from Operations

Income from operations increased by $441,000, or 344.5%, to $569,000 for the three months ended December 31, 2018, compared to $128,000 for the three months ended December 31, 2017. Income from operations for the fourth quarter of 2018 was positively affected by the decline of $398,000 in selling, general and administrative expenses.

Income from operations increased by $948,000, or 32.4%, to $3.9 million for the year ended December 31, 2018, compared to $2.9 million for the year ended December 31, 2017. The increase in income from operations was primarily driven by the increase in gross profit of $259,000 and the decrease in selling, general and administrative expenses of $643,000.

Net income

Net income increased for the fourth quarter of 2018 to $618,000, compared to $176,000 for the same period of 2017, an increase of $442,000, or 251.1%. Net income as a percentage of net sales for the fourth quarter of 2018 was 5.6%, compared to 1.8% for the fourth quarter of 2017. Basic and diluted earnings per common share for the fourth quarters of 2018 and 2017 were $0.05 and $0.01, respectively.

Net income for the year ended December 31, 2018 was $3.6 million, compared to $2.6 million for the year ended December 31, 2017, an increase of $1.0 million, or 37.7%. The increase in net income was due to an increase in income from operations of $948,000 and a decrease in provision for income taxes of $248,000, partially offset by a decrease in other income of $204,000, primarily due to the gain on sale of property during 2017 that was not repeated in 2018. Net income as a percentage of net sales for the year ended December 31, 2018 was 7.8%, up from 6.0% for the year ended December 31, 2017. Basic and diluted earnings per common share for the years ended December 31, 2018 and 2017 were $0.26 and $0.18, respectively.

Balance Sheet

The consolidated balance sheet remained strong with a cash balance of $7.0 million as of December 31, 2018, compared to $8.8 million as of December 31, 2017. The decrease in cash was due to cash used in financing activities of $3.2 million, primarily in connection with the repurchase of common stock, and cash used in investing activities of $570,000, partially offset by cash provided by operating activities of $2.0 million. The Company ended the 2018 year with working capital of $24.5 million and a current ratio of 14:1.

Inventory decreased by $371,000, or 3.6%, to $9.9 million as of December 31, 2018, down from $10.3 million as of December 31, 2017. The decrease was primarily due to a decrease in inventory for the Building Supply segment of $267,000, or 5.8%, to $4.3 million, a decrease in inventory for the Disposable Protective Apparel segment of $10,000, or 0.3%, to $3.5 million, and a decrease in inventory for the Infection Control segment of $94,000, or 4.2%, to $2.1 million.

Colleen McDonald, Chief Financial Officer, commented, “On December 20, 2018, the Board of Directors authorized a $2.0 million expansion of the existing share repurchase program, and, as of year end, the amount available for additional repurchases under our stock repurchase program was $2.7 million. During the year ended December 31, 2018, we repurchased 999,900 shares of common stock at a cost of $3.6 million, bringing the program total to 17,203,907 shares of common stock repurchased at a cost of $32.8 million since the program’s inception. All stock is retired upon repurchase, and future repurchases are expected to be funded from cash on hand and cash flows from operating activities.”

The Company currently has no outstanding debt and maintains an unused $3.5 million credit facility. The Company believes that current cash balances and the borrowings available under its credit facility will be sufficient to satisfy projected working capital needs and planned capital expenditures for the foreseeable future.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech's Website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potentially,” “may,” “continue,” “should,” “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, sources of capital, growth rates, new or expanded products or product lines, and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

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Condensed Consolidated Balance Sheets

	December 31,
	2018	2017
Assets
Current assets:
Cash	$7,007,000	$8,763,000
Investments	258,000	343,000
Accounts receivable, net of allowance for doubtful accounts of $64,000 and $83,000 as of December 31, 2018 and 2017, respectively	4,935,000	4,597,000
Accounts receivable, related party	383,000	361,000
Inventories	9,878,000	10,249,000
Prepaid expenses	3,999,000	2,665,000
Total current assets	26,460,000	26,978,000

Property and equipment, net	3,244,000	3,158,000
Goodwill	55,000	55,000
Definite-lived intangible assets, net	16,000	21,000
Deferred income tax assets	-	19,000
Equity investments in unconsolidated affiliate	4,480,000	3,893,000
Total assets	$34,255,000	$34,124,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$578,000	$1,236,000
Accrued liabilities	1,342,000	1,565,000
Total current liabilities	1,920,000	2,801,000

Deferred income tax liabilities	141,000	-
Total liabilities	2,061,000	2,801,000

Commitments

Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 13,502,684 and 14,290,749 shares outstanding as of December 31, 2018 and 2017, respectively	135,000	143,000
Additional paid-in capital	2,669,000	5,415,000
Accumulated other comprehensive loss	-	(458,000)
Retained earnings	29,390,000	26,223,000
Total shareholders' equity	32,194,000	31,323,000
Total liabilities and shareholders' equity	$34,255,000	$34,124,000

(1) The condensed consolidated balance sheet as of December 31, 2017 has been prepared using information from the audited consolidated balance sheet as of that date.

Condensed Consolidated Income Statements

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017

Net sales	$10,969,000	$9,943,000	$46,624,000	$44,025,000

Cost of goods sold, excluding depreciation and amortization	7,017,000	5,984,000	28,913,000	26,573,000
Gross profit	3,952,000	3,959,000	17,711,000	17,452,000

Operating expenses:
Selling, general and administrative	3,288,000	3,686,000	13,312,000	13,955,000
Depreciation and amortization	95,000	145,000	525,000	571,000
Total operating expenses	3,383,000	3,831,000	13,837,000	14,526,000

Income from operations	569,000	128,000	3,874,000	2,926,000

Other income (expenses):
Equity in income of unconsolidated affiliate	194,000	16,000	587,000	355,000
Gain on sale of property	-	-	-	385,000
Losses from marketable securities	(10,000)	-	(50,000)	-
Interest income, net	1,000	1,000	3,000	4,000
Total other income, net	185,000	17,000	540,000	744,000
Income before provision for (benefit from) income taxes	754,000	145,000	4,414,000	3,670,000

Provision for (benefit from) income taxes	136,000	(31,000)	789,000	1,037,000

Net income	$618,000	$176,000	$3,625,000	$2,633,000

Basic earnings per common share	$0.05	$0.01	$0.26	$0.18

Diluted earnings per common share	$0.05	$0.01	$0.26	$0.18

Basic weighted average common shares outstanding	13,548,170	14,419,049	13,909,688	14,825,600

Diluted weighted average common shares outstanding	13,623,714	14,704,296	13,962,819	14,993,009